Certificate of Amendment

to the Certificate of Designation, Preferences and Rights

of

ThermoEnergy Corporation

ThermoEnergy Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify as follows:

The Board of Directors of the Corporation has duly adopted, pursuant to Section 242 of the Delaware General Corporation Law, a resolution setting forth amendments to the Certificate of Certificate of Designation, Preferences and Rights creating a series of preferred stock designated as “Series B Convertible Preferred Stock” and fixing the relative rights, preferences, privileges, powers and restrictions thereof, which was filed in the Office of the Secretary of State of Delaware on November 18, 2009 and corrected by a Certificate of Correction filed in the Office of the Secretary of State of Delaware on August 4, 2010, and declaring said amendments to be advisable.  The stockholders of the Corporation have duly approved said amendments, in accordance with Section 242 of the Delaware General Corporation Law, by written consent in accordance with Section 228 of the Delaware General Corporation Law.  The resolution setting forth the amendments is as follows:

Resolved
Further:
That the Certificate of Certificate of Designation, Preferences and Rights creating a series of preferred stock designated as “Series B Convertible Preferred Stock” and fixing the relative rights, preferences, privileges, powers and restrictions thereof, which was filed in the Office of the Secretary of State of Delaware on November 18, 2009 and corrected by a Certificate of Correction filed in the Office of the Secretary of State of Delaware on August 4, 2010, be further amended by (i) deleting the word “and” from the end of Section 6(g)(ii)(F) of the Description of Series B Convertible Preferred Stock attached as Exhibit A to such Certificate of Designation, Preferences and Rights (the “Description”), (ii) by deleting the period from the end of Section 6(g)(ii)(G) of the Description and substituting in place thereof a semi-colon and the word “and” and (iii) by adding at the end of Section 6(g)(ii) of the Description the following new provision:  “(H) shares of Common Stock issued or deemed issued upon the issuance or exercise of options, warrants or other rights to acquire shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock or upon the issuance or conversion of securities convertible into shares of Common Stock in a transaction or series of related transactions approved by the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock.”

* * *

In witness whereof, the Corporation has caused this Certificate of Amendment to be duly executed this 11th day of August 2011.

ThermoEnergy Corporation

By:	/s/ Cary G. Bullock
Cary G. Bullock, President and Chief Executive Officer